EXHIBIT 10.4
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made April 9, 2007 (the “Effective Date”)

BETWEEN:

NATIONAL MONEY MART COMPANY

(the “Company”)

AND:	SYDNEY FRANCHUK

(the “Executive”)

WHEREAS:
A. The Company has employed the Executive as its President to December 31, 2006 and Dollar Financial Corp. (“DFC”) has employed the Executive as its Senior Vice-President up to the Effective Date (the “Prior Employment”);
B. The Company and the Executive have agreed that it is to their mutual benefit and of material value to both of them to enter into this new limited-term contract of employment (the “Agreement”) which will define the Executive’s responsibilities, rights and entitlements for the term thereof; and
C. The Executive has agreed to provide a full and final release of all claims or potential claims arising from or out of the Prior Employment, in the form hereto attached as Schedule “A”;
NOW THEREFORE in consideration of the promises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:
1. TERM
1.1 The term of this Agreement is from the Effective Date to June 30, 2009 (the “Employment Term”), unless terminated prior to the end of the Employment Term in accordance with the provisions of this Agreement.

1.2 This Agreement shall automatically be renewed for a single one (1) year term from the end of the Employment Term unless either party hereto gives notice in writing to the other not less than ninety (90) days before the end of the Employment Term of that party’s intention that the Agreement not be renewed.
2. EMPLOYMENT
2.1 Position. The Executive shall, during the Employment Term, serve as Chairman of the Company. In addition, the Executive shall serve as Executive Vice-President of DFC, without compensation or benefits except as expressly set forth in this Agreement. In those capacities, the Executive shall be chiefly responsible for directing and coordinating the Company’s ongoing activities with respect to regulatory issues in Canada impacting on the Company’s business and will also assist with legal issues in Canada impacting on the company’s business, and shall also have such other duties and responsibilities as are related thereto or reasonably assigned or requested by the Company from time to time.
2.2 Reporting. The Executive shall report to the Chairman of DFC.
3. COMPENSATION
3.1 Base Salary. The Company agrees to pay the Executive and the Executive agrees to accept as remuneration for services hereunder a salary of $400,000 per annum on the Effective Date. The sum of $400,000 per annum together with any increases in salary that are made by the Company during the term of this agreement and renewals thereafter shall be defined as the “Base Salary” for the purposes of this agreement.
3.2 Benefits. The Executive shall be entitled to participate in all benefit programs offered by the Company to its senior management, including, without limiting the generality of the foregoing, group life and disability insurance and medical and dental plans, in accordance with and on the terms and conditions generally provided from time to time by the Company. The Executive agrees that the Company may substitute or modify the benefits on comparable terms and conditions without notice. For greater clarity, it is intended the benefits received by the Executive are commensurate with those received under the Prior Agreement.
3.3 Bonus and Incentive Plans. The Executive shall be entitled to the following:
(a)	a one-time cash bonus of $125,000 (the “Bonus Amount”) payable upon the Effective Date;

(b)	participation in the Company’s incentive programs for Section 16 officers, including, without limiting the generality of the foregoing, share option plans, share purchase plans and bonus plans (collectively, the “Incentive Plans”), in each case in accordance with and on the terms and conditions of such Incentive Plans as at the date hereof are in place or as which may from time to time be amended or implemented by the Company or DFC in their sole discretion; provided, however, that for purposes of participation in the Dollar Financial Corp Key Management Bonus Program for the fiscal year ending June 30, 2007, the concepts outlined in Schedule “B” attached hereto shall apply; and

(c)	a one-time grant, on the Effective Date, of 10,000 restricted common shares of DFC (the “Restricted Shares”) pursuant to the Stock Award Agreement in substantially the form attached hereto as Schedule “C”.

3.4 Vacation. The Executive shall be allowed four (4) weeks of paid vacation for each calendar year, pro-rated for any portion thereof.
3.5 Expenses. The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of his duties for the Company. The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.
4. ADDITIONAL OBLIGATIONS OF THE EXECUTIVE
4.1 Full Time. The Executive will, for the Term of this Agreement, devote his full time, attention and ability to the business and affairs of the Company to fulfill the duties provided for herein.
4.2 Duties to DFC. The Executive agrees that his duties and obligations owed to the Company under this Agreement, including but not limited to the covenants set out in sections 4.3 through 4.11 inclusive, below, are owed by the Executive equally to DFC, and DFC shall be deemed to be included in the definition of “Company” where applicable for such purpose.
4.3 Non-Competition. In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the Company, for a period of twenty-four (24) months following the cessation of employment pursuant to this Agreement
(a)	directly or indirectly engage in the United States, Canada, the United Kingdom, or any other country in which the Company now or hereafter during Executive’s period of employment, conducts business, in any activity which, or any activity for any enterprise or entity a material part of the business of which, is competitive with the business conducted by the Company at the time of termination or any business that Company proposed to be conducted during Executive’s employment with the Company, either as an officer, director, Executive, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity; or

(b)	directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that the Company has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Company .
4.4 Non Solicitation. During Executive’s employment with the Company and for twenty-four (24) months after termination of his employment for any reason, the Executive will not, directly or indirectly, on his/her own behalf or on behalf of any third party
(a)	recruit, solicit or induce, or attempt to induce, any employees of the Company or of DFC or any of its subsidiaries to terminate their employment with, or otherwise cease their relationship with, the Company or DFC; or (ii) solicit, divert, reduce, take away, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company or of DFC or any of its subsidiaries with which Executive was substantively involved during the course of his employment with the Company) of any of the Company’s or DFC’s (A) clients, customers, franchisees, or accounts, or (B) prospective clients, customers, franchisees or accounts, that were contacted or solicited by the Executive within six (6) months prior to the date his employment with the Company terminated.
(b)	Executive acknowledges and understands that, in the event of a breach or threatened breach of this provision by Executive, the Company and/or DFC may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, and shall also be entitled to recovery of its legal fees and costs incurred in seeking to enforce this provision.
4.5 Provisions to Survive. If a court of law should decide that either of sections 4.3 or 4.4 is unreasonable in view of the particular circumstances, the prohibition set out therein shall apply with respect to the territory which that Court determines is appropriate for a duration which the Court determines is appropriate.
4.6 Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary, is the exclusive property of the Company. The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all such secret, confidential or proprietary information, knowledge, data, or trade secrets (“Confidential Information”) relating to the Company or any of their affiliates or their respective clients, obtained during the course of his employment with the Company either under this Agreement or under the Prior Agreement. The Executive agrees that he will not at any time, either during the term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of DFC. Executive further agrees that all intellectual property, business processes, proprietary forms, business plans, customer lists, memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, proprietary franchise circulars or similar materials, or written, photographic, magnetic or other documents or tangible objects compiled by Executive or made available to Executive during the Term of his/her employment concerning the business of the Company, DFC and/or their clients, including any copies of such materials, shall be the property of the Company and DFC and shall be delivered to the Company on the termination of his/her employment, or at any other time upon request of the Company.
4.7 Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment (including his employment pursuant to the Prior Agreement), regardless of the source and whether or not created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive further agrees that should he discover any Company property, including but not limited to Confidential Information as defined in section 4.6 above, in his possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.
4.8 Court-Ordered Disclosure. In the event that, at any time during the Term or at any time thereafter, Executive receives a request to disclose any Confidential Information (as defined in section 4.6 above) or any other materials of information of the Company under the terms of a writ, subpoena, order or other discovery process, made or issued by a court or by a governmental body, Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request;

and, if disclosure of Confidential Information is required to prevent Executive from being held in contempt or subject to other penalty, to furnish only such portion thereof as, in the written opinion of counsel satisfactory to the Company, Executive is legally compelled to disclose, and to exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information.
4.9 Business Opportunities. The Executive agrees to communicate at once to the Company and DFC all business opportunities which come to the Executive in his capacity as such or otherwise in the course of the Company’s business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.
4.10 Corporate Opportunities. If the Executive receives notice of or otherwise obtains information regarding potential acquisitions and other corporate opportunities within the Employer’s then current and prospective lines of business, the Executive agrees to offer such acquisitions and other corporate opportunities first to the Employer and secondly to DFC. If the opportunities are not pursued by the Employer or DFC within a reasonable period, then the Executive is shall be free to exploit such acquisitions and other corporate opportunities, subject to the provisions of paragraph 4 herein.
4.11 Intellectual Property.
(a)	Disclosure of Inventions. Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b)	Work for Hire; Assignment of Inventions. Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by him for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Executive to the Company from the moment of their creation and fixation in tangible media.

(c)	Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(d)	Assistance. Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. Executive appoints the Secretary of the Company as his power of attorney to execute documents on his behalf for this purpose, and agrees to take any further steps required at law to effect such appointment.
4.12 Other Duties Not Affected. Nothing in the above sections shall operate to reduce the obligations that survive the termination of this Agreement by reason of the Executive’s common law duties of loyalty and good faith or fiduciary duties to the Company.
4.13 Injunctive Relief. The Executive acknowledges that a breach or threatened breach by him of this Agreement could cause irreparable harm to the Company. Company is therefore entitled to seek and obtain, without notice to the Executive, injunctive relief including such mandatory orders as may be required to enforce this Agreement. This provision is not a waiver by the Company of any other rights or remedies available to it, including money damages and recovery of legal costs.
4.14 Non-related Boards. The Executive may sit on independent non-competitive Boards subject to the provisions of paragraph 4 herein, but he must obtain consent of the Employer in advance of accepting such an appointment, such consent not to be unreasonably withheld.
5. TERMINATION
5.1 Resignation. Notwithstanding the provisions of section 1 of this Agreement, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of resignation. The Company, at its election, may require Executive to continue to perform his duties hereunder for the full thirty (30) day notice period or any portion thereof. In either event, unless otherwise provided by this section, all compensation and benefits paid by the Company to the Executive shall cease upon the effective date of resignation.
5.2 “For Cause” Resignation. The Executive shall have the right to resign for cause in the event of any one of the following:
(a)	a wilful material breach by the Company of any provision of this Agreement;

(b)	material adverse change in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company made without Executive’s permission (other than a change due to Executive’s Permanent Disability or due to a need for accommodation) which results in:
(i)	a diminution in any material respect in Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion;

(ii)	relocation of the Executive’s regular work address to a location more than thirty (30) miles from its location at the commencement of the Employment Term without Executive’s written consent; or
(c)	failure on the part of the Company to include the Executive under any applicable directors’ and officers’ insurance policy provided by the Company.
5.3 Notice/Cure Period. The Executive must deliver notice of his intention to resign for cause pursuant to section 5.2 within thirty (30) days of becoming aware of a “material breach” or “material adverse change” as described therein. Executive’s failure to deliver such notice within the specified time period shall be deemed to constitute acceptance by the Executive of any such change or breach by the Company. The Company shall have a period of thirty (30) days from receipt of said notice to cure such breach (the “Cure Period”). No resignation pursuant to section 5.2 shall take effect until the Cure Period has elapsed without the material breach or material adverse change having been cured by the Company. If the aforementioned breach or change is cured within the Cure Period, any notice delivered under this section by the Executive shall be deemed to be withdrawn.
5.4 Severance Entitlement on For Cause Resignation. A “For Cause” resignation by the Executive shall be treated, for severance purposes, in the same manner as a “Without Cause” termination of employment by the Company pursuant to section 5.6 hereof. Executive shall also be entitled to receive any accrued but unpaid salary and bonuses, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to such termination.
5.5 Termination for Cause. The Company may at any time terminate the Employment of the Executive and this Agreement for any just cause that would in law permit the Company to, without notice, terminate the employment of the Executive. In such event the Executive shall not be entitled to any compensation or notice, but shall be entitled to receive the full amount of the installments falling due in respect of the Executive’s annual salary through to the effective date of the termination, plus an amount of any accrued unpaid vacation pay to the date of termination and the amount, if any, of any other compensation payable to the Executive up to the date of termination.
5.6 Termination By Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive without cause at any time during the Term by providing written notice to the Executive. Upon such notice of termination being provided to the Executive, the Executive shall be provided with severance compensation which shall consist of the following:
(a)	the Executive shall continue to receive his Base Salary for the balance of the Employment Term; and in the event of renewal of the Employment Agreement the Executive shall receive his salary and benefits for a period of not less than one year.

(b)	the Company shall continue to provide the Executive with the benefits provided for in this Agreement for the balance of the Employment Term;

(c)	to the extent permitted by applicable law and DFC’s Stock Option Plan, Executive may exercise all equity awards which he has received as part of his compensation under this Agreement as set out in Schedule “D” hereto (“Equity Awards”); and

(d)	all Equity Awards granted to the Executive on or prior to the date of this Agreement will become fully vested.

(e)	all bonus amounts earned and accrued but unpaid as of the date of termination will be paid to the Executive at the same time that such amounts are paid to similarly situated executives of the Company.

(the “Severance Compensation”)
5.7 Entitlement to Severance Compensation. In order to be entitled to the Severance Compensation, the Executive shall:
(a)	comply with all surviving provisions of Article 4 of this Agreement (“Additional Obligations of Executive”); and

(b)	execute and deliver to the Company a release in form and substance acceptable to the Company by which the Executive releases the Company, DFC and their affiliates from any obligations and liabilities of any type whatsoever, including those arising out of his employment, the termination of employment, or under this Agreement, except for the Company’s obligations with respect to the Severance Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of his employment related to the Executive’s performance of his duties and responsibilities. The parties acknowledge that the Severance Compensation is provided in consideration for the above-specified release.
5.8 Severance Compensation Inclusive. The Severance Compensation provided for in section 5.6 shall be inclusive of all claims and entitlements of the Executive to compensation or damages arising out of the termination of employment, whether by such claims arise by or under this Agreement, statute, common law, or any other plans or policies of the Company.
5.9 Contents of Notice of Termination. Any termination by the Company of the Executive’s employment shall be communicated by written notice of termination which cites the specific termination provision of this Agreement under which such notice is given and which, in the case of a notice of termination for cause under section 5.5, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment. No purported termination by the Company of the Executive’s employment shall be effective without a written notice of termination which complies with this section.
6. SUCCESSORS OR ASSIGNS
6.1 Successors. This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to resign for cause pursuant to section 5.2 within a period of 90 days from the effective date of such succession and receive the Severance Compensation set out in section 5.6 hereof.
6.2 Assignment. The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company on written notice to the Executive, provided there is no material change to the Executive’s terms of employment. The Company shall remain jointly and severally liable to the Executive with such assignee.
6.3 Benefit Binding. This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to the Executive under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.
7. MISCELLANEOUS
7.1 Applicable Laws. This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.
7.2 Currency. All monetary amounts in this Agreement are in Canadian dollars .
7.3 Arbitration. Any dispute, controversy or claim arising from this Agreement or its breach, termination or alleged invalidity shall be referred to and finally resolved by arbitration administered by the British Columbia Arbitration and Mediation Institute pursuant to its Rules. The place of arbitration shall be Vancouver, British Columbia, Canada or such other place agreed to by the parties.
7.4 Time. Time shall be of the essence of this Agreement.
7.5 Legal Fees. Each party shall pay all reasonable legal fees and expenses actually incurred by the other party in contesting or disputing any termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement provided that the other party is successful in any such action.
7.6 Entire Agreement. This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. This Agreement may only be amended or modified in writing signed by the parties.
7.7 Non-Disparagement and Publicity. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company. This does not limit the Company’s or DFC’s right to make or provide public statements, notices, announcements and press releases regarding the employment status of the Executive with the Company or any affiliates thereof, provided such statements, notices, announcements and press releases otherwise comply with this section.

7.8 No Mitigation. If an event triggering Executive’s entitlement to Severance Compensation (as defined herein) occurs, the Executive need not seek other employment or attempt in any way to reduce the amount of any payments or benefits to Executive by the Company under this Agreement. The amount of the Severance Compensation shall not be reduced by any compensation earned by the Executive as the result of any other employment, consulting relationship or other business activity or engagement post-termination.
7.9 Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered. In the case of any notice to the Company under this Agreement, a copy such notice must be sent to DFC at 1436 Lancaster Ave., Suite 300, Berwyn, PA 19312, to the attention of its General Counsel.
7.10 Waiver. The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.
7.11 Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF the parties have executed this Agreement on April 9, 2007.

NATIONAL MONEY MART COMPANY	)
)
/s/ Donald F. Gayhardt Authorized Signatory	) ) )	c/s
)
)
)

SIGNED, SEALED AND DELIVERED by	)
)
Sydney Franchuk in the presence of:	)
)
/s/ Christopher M. Considine, Esq. Witness Name	) )
30 Dallas Road, Victoria BC V8V 082	) )	/s/ Sydney Franchuk SYDNEY FRANCHUK
Address	) )
Barrister & Solicitor

Occupation

Schedule “A”
RELEASE AGREEMENT
     THIS RELEASE AGREEMENT (“Release Agreement”) is made by and between Sydney Franchuk, an individual (the “Executive”), having an address of 30 Dallas Rd., Victoria BC, and National Money Mart Company, a Nova Scotia unlimited company (the “Company”).
          WHEREAS, the Company has employed the Executive as its President to December 31, 2006 and Dollar Financial Corp. (“Parent”) has employed the Executive as its Senior Vice-President up to the date of the Employment Agreement by and between the Company and the Executive (the “New Employment Agreement”);
          WHEREAS, the Company and the Executive have agreed that it is to their mutual benefit and of material value to both of them to enter into the New Employment Agreement; and
     WHEREAS, in partial consideration of the Company agreeing to enter into the New Employment Agreement, the Executive has agreed to provide a full and final release of all claims as set forth in this Release Agreement,
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Executive and the Company each acting of his or its own free will and intending to be irrevocably and legally bound hereby, agree as follows:
          1. Waiver and General Release of Claims. In consideration for the Company entering into the New Employment Agreement, Executive as well as each and every dependent, heir, executor, legal representative and assign of Executive (the “Executive Releasors”) completely release, relinquish, waive and discharge the Company, the Parent, and each and every of either entity’s predecessors, successors (by merger or otherwise) and assigns, parents, joint venture partners, as well as subsidiaries, affiliates, divisions, directors, officers, insurers, employees and agents, whether present or former (collectively, “Company Releasees”) from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which he may have or claim to have against Company Releasees from the beginning of time until the date of the signing of this Release Agreement, including without limitation, any claim related to Executive’s employment with the Company, the Parent and/or any of the other Company Releasees. Executive agrees that he has executed this release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims Executive Releasors may have under or for: (a) damages for failure to provide reasonable notice of termination of employment, whether such termination is express or constructive, and whether arising at common law or out of any express or implied terms of any contract of employment, written or otherwise, existing between the parties hereto prior to the New Employment Agreement; (b) any claim for damages or other relief under the British Columbia Human Rights Code, or any other applicable statute; (c) any claims arising under the British Columbia Employment Standards Act, [RSBC 1996] or regulations made thereunder; (d) breach of any express or implied contract claims; (e) any tort claims, including claims for misrepresentation, defamation, invasion of privacy, and intentional infliction of emotional distress, whether based on common law or otherwise; (f) commissions or related fees; (g) compensatory or punitive damages; and (h) legal fees and costs. This release does not release any rights or claims that cannot be waived as a matter of law.
          2. Promise Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any administrative or arbitration proceeding against any of the Company Releasees and that he has not assigned any claim against any of the Company Releasees to any other person or entity. Executive specifically understands that this means that, in the event a charge is filed, he shall personally have no right to any relief whatsoever against any of the Company Releasees, including having no right to reinstatement, monetary damages or attorneys’ fees.
          3. Confidentiality. Executive shall not disclose or publicize the terms of this Release Agreement to any person or entity, except that Executive may disclose the terms, and/or fact of this Release Agreement to immediate family members, Executive’s financial and legal advisors, and to others as but only to the extent required by law.
          4. Indemnity. Executive agrees to save harmless and indemnify the Company from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Company to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada), in respect of income tax payable by Executive in excess of income tax previously withheld, and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by the Company in respect of the Executive.
          5. Acknowledgement of Consideration and Opportunity to Review. Other than the New Employment Agreement, Executive acknowledges that he has no other entitlement under any other severance or similar arrangement maintained by the Company and/or Parent, and, except as otherwise provided specifically in this Release Agreement or the New Employment Agreement, the Company has no other liability or obligation to Executive. In addition, Executive acknowledges that he is receiving consideration to which he would not otherwise be entitled and that the Company would not otherwise agree to enter into the New Employment Agreement, that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release Agreement, that he has been advised to review the Release Agreement with his own legal counsel prior to signing this Release Agreement and has done so, and that he is voluntarily entering into this Release Agreement with full knowledge of its respective provisions and effects.
          6. Entire Agreement. The parties declare, represent and warrant that no promise, inducement or agreement that is not contained in this written Release Agreement has been made to them. This Release Agreement and the New Employment Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release Agreement shall be binding upon the parties’ respective heirs, executors, administrators, successors and assigns.

          7. Non-Disparagement. Executive agrees to refrain from making disparaging comments about Company Releasees and further agrees not to take any action that would adversely affect the business or professional reputation of the Company Releasees.
          8. Governing Law. This Release Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.
          9. Severability. If any term or provision of this Release Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
          10. Execution. This Release Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
          11. Amendments. Neither this Release Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.
[signature page follows]

     IN WITNESS WHEREOF the parties have executed this Agreement on April 9, 2007, Executive and the Company each acknowledge that the terms of this Release Agreement are contractual, that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Release Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Release Agreement:

NATIONAL MONEY MART COMPANY	)
)
/s/ Donald F. Gayhardt Authorized Signatory	) )
	)	c/s
)
) )

SIGNED, SEALED AND DELIVERED by	)
)
Sydney Franchuk in the presence of:	)
)
/s/ Christopher M. Considine, Esq. Witness Name	) ) )
30 Dallas Road, Victoria BC V8V 082)		/s/ Sydney Franchuk

Address	)	SYDNEY FRANCHUK
)
Barrister & Solicitor

Occupation

SCHEDULE “C”
STOCK AWARD AGREEMENT UNDER THE
DOLLAR FINANCIAL CORP. 2005 STOCK INCENTIVE PLAN
THIS STOCK AWARD AGREEMENT (this “Agreement”) is made as of April 9, 2007 (the “Effective Date”), between Dollar Financial Corp. (the “Company”) and Sydney Franchuk (the “Grantee”).
WHEREAS, the Company maintains the Dollar Financial Corp. 2005 Stock Incentive Plan (the “Plan”) for the benefit of its key employees, directors and consultants who provide services to the Company; and
WHEREAS, the Plan permits the award of shares of the Company’s Common Stock (the “Common Stock”), subject to certain restrictions; and
WHEREAS, to compensate the Grantee for his service to the Company and to further align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company wishes to award the Grantee a number of shares of Common Stock, subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.
NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:
1. Award of Stock. Pursuant to the Plan, the Company hereby awards the Grantee 10,000 shares of Common Stock (the “Awarded Shares”), subject to certain restrictions and on the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan. Unless otherwise specified, section numbers refer to the sections of this Agreement.
2. Vesting of Awarded Shares. The Awarded Shares are subject to forfeiture to the Company until they become nonforfeitable in accordance with this Section 2.
(a) Vesting. On the last day of each of the first 30 calendar months beginning January 1, 2007 (each a “Vesting Date”), 3.33% of the Awarded Shares will become nonforfeitable on each Vesting Date if the Grantee remains in continuous service to the Company (whether as an employee, consultant, independent contractor or any other capacity in which he provides services to the Company) through the applicable Vesting Date. Notwithstanding the foregoing, if (1) the Grantee’s employment is terminated without cause pursuant to Section 5.6 of the Employment Agreement by and between National Money Mart Company (a Subsidiary of the Company) and the Grantee dated April 9, 2007 (the “Employment Agreement”) or (2) the Grantee terminates his employment with cause pursuant to Section 5.2 of the Employment Agreement, then all of the Awarded Shares will become immediately nonforfeitable.
(b) All Unvested Shares Forfeited Upon Cessation of Service. Subject to the provisions of Section 2(a) of this Agreement, upon cessation of Grantee’s service with the Company for any reason or for no reason (and whether such cessation is initiated by the Company, the Grantee or otherwise): (i) any Awarded Shares that have not, on or prior to the effective date of such cessation, become nonforfeitable will immediately and automatically, without any action on the part of the Company, be forfeited, and (ii) the Grantee will have no further rights with respect to those shares.
(c) Service with Subsidiaries. Solely for purposes of this Agreement, service with the Company will be deemed to include service with any Subsidiary of the Company (for only so long as such entity remains a Subsidiary).
3. Escrow of Shares.
(a) Certificates evidencing the Awarded Shares issued under this Agreement will be held in escrow by the Secretary of the Company or his or her designee (the “Escrow Holder”) until such Awarded Shares cease to be subject to forfeiture in accordance with Section 2, at which time, the Escrow Holder will deliver such certificates representing the nonforfeitable Awarded Shares to the Grantee; provided, however, that no certificates for Awarded Shares will be delivered to the Grantee until appropriate arrangements have been made with the Company for the withholding or payment of any taxes that may be due with respect to such Awarded Shares; and provided, further, that the Company may condition delivery of certificates for Awarded Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.
(b) If any of the Awarded Shares are forfeited by the Grantee under Section 2, upon request by the Company, the Escrow Holder will deliver the stock certificate(s) evidencing those Awarded Shares to the Company, which will then have the right to retain and transfer those Awarded Shares to its own name free and clear of any rights of the Grantee under this Agreement or otherwise.
4. Stock Splits, etc. If, while any of the Awarded Shares remain subject to forfeiture, there occurs any merger, consolidation, reorganization, reclassification, recapitalization, stock split, stock dividend, or other similar change in the Common Stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Awarded Shares will be immediately subject to the escrow contemplated by Section 3, deposited with the Escrow Holder and will thereafter be included in the term “Awarded Shares” for all purposes of the Plan and this Agreement.
5. Rights of Grantee. The Grantee shall have the right to vote the Awarded Shares and to receive cash dividends or distributions with respect to the Awarded Shares; provided however, that any cash dividends or distributions paid on the Awarded Shares while those shares remain forfeitable will be paid in cash when, and if, the Awarded Shares giving rise to such dividends or distributions become nonforfeitable, and such dividends or distributions will be deposited with the Escrow Holder.
6. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Awarded Shares. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
7. Share Legends. The following legend will be placed on the certificates evidencing all the Awarded Shares (in addition to any other legends that may be required to be placed on such certificates pursuant to the Plan, applicable law or otherwise):

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE DOLLAR FINANCIAL CORP. 2005 STOCK INCENTIVE PLAN AND A STOCK AWARD AGREEMENT ENTERED INTO BETWEEN SYDNEY FRANCHUK AND DOLLAR FINANCIAL CORP., WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN FORFEITURE CONDITIONS, TRANSFER RESTRICTIONS AND REPURCHASE RIGHTS. COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF DOLLAR FINANCIAL CORP. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.
8. Representations and Warranties. By executing this Agreement, the Grantee hereby represents, warrants, covenants, acknowledges and/or agrees that:
(a) This Agreement, together with the Plan, constitutes the entire agreement between the Company and the Grantee regarding the grant of the Awarded Shares.
(b) The Company may modify this Agreement to bring it into compliance with any valid and mandatory government regulation. This Agreement may also be amended by the Company with the consent of the Grantee. Any such amendment shall be in writing and signed by the Company and the Grantee.
(c) The Company may from time to time impose any conditions on the Awarded Shares as it deems necessary or advisable to ensure that the Plan and this award satisfy the conditions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and that Awarded Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
(d) The Grantee agrees upon request execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
(e) The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of the Plan as it presently exists, and as it may hereafter be amended, are deemed incorporated herein by reference, and in the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall be deemed to supersede the provisions of this Agreement.
(f) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(g) The grant of Awarded Shares hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its Subsidiaries.
(h) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts or choice of laws of Delaware or any other jurisdiction.
(i) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Stock Award Agreement on the 9th day of April, 2007.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald F. Gayhardt
Title: President

GRANTEE
/s/ Sydney Franchuk

Schedule “D”
Equity Awards that may vest pursuant to Section 5.6(d)
•	Option Award covering 17,500 shares dated September 8, 2006

•	Restricted Share Award covering 3,846 shares dated March 1, 2006

•	Restricted Share Award covering 4,000 shares dated June 28, 2006

•	Restricted Share Award covering 10,000 shares to be granted pursuant to Section 3.3(c) of this Agreement